UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 10, 2004

PLURISTEM LIFE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-31392
(Commission File Number)

98-0351734
(IRS Employer Identification No.)

MATAM Advanced Technology Park, Building No. 20, Haifa, Israel 31905
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 011-972-4-850-1080

Item 5. Other Events and Regulation FD Disclosure.

On June 10, 2004, Dr. Irit Arbel tendered her resignation as Chief Executive Officer, President and Director. Our board of directors appointed Dr. Menachem (Mendi) Ze'evi as Chief Executive Officer.

Dr. Ze'evi has a wealth of expertise in the management, growth, and development of biotechnology and pharmaceutical companies. From 2000 to 2003, Dr. Ze'evi acted as Chief Executive Officer of Polyheal Ltd., a biotechnology company specializing in wound healing and tissue regeneration. He was responsible for all aspects of business development, R&D, registration, production, quality assurance, quality control and clinical development. During Dr. Ze'evi's tenure at Polyheal he obtained CE Mark Certification (European marketing approval) for the company's first product - medical device. In addition, he interacted extensively with potential strategic partners, the U.S. FDA and European Health Authorities.

From 1987 to 1999, Dr. Ze'evi held the positions of Vice President of Process Development and Technology and Vice President of Operations Technical Support for InterPharm Laboratories, a subsidiary of the Swiss biotechnology company, Serono International S.A. (NASDAQ: SRA). As VP of Operations Technical Support, he managed a staff of twenty-five in operations, development and research. Dr. Ze'evi led his group who scaled up the production processes, performed process validation and supported the registration of files, optimized processes and analytical tests to decrease costs and increase yields.

During 1981 to 1987 Dr. Ze'evi held the position of VP Production and Development at BioTechnology General, a subsidiary of the US based Savient Pharmaceuticals Inc. (NASDAQ: SVNT). As VP Production and Development he managed a staff of forty-five in operations, development and engineering. Dr. Ze'evi led his group who developed recombinant proteins production processes, scaled up production and the design of the company's production plant.

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Dr. Ze'evi holds a diploma in Business Administration from the Technion - Israel Institute of Technology, was a postdoctoral fellow the Rockefeller University in New York, holds a Ph.D. in Biochemistry from the Weizmann Institute of Science and an M.Sc. in Microbiology from Tel Aviv University. His research has been publicized worldwide and he holds 13 patents in the field of biotechnology.

"Dr. Ze'evi possesses the very unique combination of exceptional business acumen, leadership experience in pre-clinical and clinical trial processes and the ability to manage a company using his vision and experience with the investment community. As Pluristem enters the clinical stage and negotiates financing and other transactions in its growth plan, we are honored to have such a highly respected and knowledgeable leader join us in our mission," stated Doron Shorrer," Chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLURISTEM LIFE SYSTEMS, INC.

/s/ Dr. Menachem Ze'evi
Dr. Menachem (Mendi) Ze'evi
Chief Executive Officer

Date: June 10, 2004.